Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the ordinary shares, par value $0.0001 per share, of Iris Acquisition Corp II, a Cayman Islands exempted company, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of May 14, 2026.

Iris Acquisition Holdings II, LLC

By:	/s/ Sumit Mehta
Name:	Sumit Mehta
Title:	Authorized Person

By:	/s/ Rohit Nanani
Name:	Rohit Nanani
Title:	Authorized Person

/s/ Sumit Mehta
Sumit Mehta

/s/ Rohit Nanani
Rohit Nanani